EXHIBIT 99.2

Tuesday, September 1, 2026

Dear Shareholders,

During the second quarter, we made solid progress towards our long-term objectives. The enterprise side of our business grew again this quarter, as ARR from customers paying us $50,000 or more per year ended July at $405.9 million, a 2% year-over-year increase, accelerating from 1% in fiscal Q1. Total ARR declined 1% on a year-over-year basis, driven by our sub-$50K ARR cohort, and increased slightly from fiscal Q1. GAAP net income was $13.1 million and Adjusted EBITDA was $34.0 million, up 29% from the same quarter last year. Our Adjusted EBITDA margin increased 730 basis points year over year to 31% from 23%. We repurchased 1.8 million shares during the quarter, ending with 99.3 million shares outstanding. We will continue to drive shareholder value through prudent capital allocation.

In June, we laid out a plan for investors outlining what this year should look like: continued growth in the large-customer cohort, Adjusted EBITDA margin building toward 30% throughout the year, GAAP net income margins of 10% to 15% in each remaining quarter, and a share count reflecting the full effect of the tender offer. We executed well against each of these objectives during the second quarter.

Building on this momentum, this letter details four key areas shaping our progress:
1.Our second quarter results and the continued shift of our business toward larger, more profitable enterprise customer relationships;
2.The GoShine acquisition, the launch of Action Center, and the launch of an experiment to strengthen our SMB offering;
3.Our multi-year journey to best-in-class efficiency, including how we got here and where we are headed; and
4.Our capital allocation framework and its role in shareholder value creation.

Second Quarter Fiscal 2027 Results
Revenue for the second quarter of fiscal 2027 was $111.1 million, compared to $113.1 million in the second quarter of fiscal 2026, a 2% decrease, driven by the same customer size cohort dynamics described above and consistent with our go-to-market strategy. Gross margin improved to 75.5% on a GAAP basis from 75.2% in the prior year. GAAP net income and earnings per share were $13.1 million and $0.13, respectively, and Non-GAAP net income and earnings per share were $21.2 million and $0.21, respectively. We reduced our weighted average basic share count by 19% year over year to 100.1 million. This is the first quarter to show the full effect of the tender offer we completed in the spring. Adjusted EBITDA was $34.0 million, compared to $26.4 million in the second quarter fiscal 2026, representing an Adjusted EBITDA margin of 31%.

Total ARR ended the quarter at $440.8 million. The composition of ARR continues to evolve in-line with our expectations and strategy, as customers with annual contract value of ≥$50K accounted for $405.9 million, or 92% of our ARR at the end of FY27 Q2, up 2% year over year. ARR growth from this cohort is accelerating on both a sequential and a year-over-year basis. The recovery has been gradual but consistent, and we expect our FY27 Q3 results to reflect continued positive momentum. ARR from sub-$50K customers was $34.9 million, down 22% year over year, consistent with our expectations and the plan we have previously laid out. We have refocused our go-to-

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market strategy on enterprise customers, and as a result, we are not dedicating material resources to mitigate churn within our current SMB customer base. These numbers reflect the exit of customers who were a poor fit for our enterprise product. We have continued to experiment with better ways to serve SMB customers, and we will discuss our latest offerings in the platform section below.

Gross retention rate within the ≥$50K cohort improved to 90% from 89% a year ago, and net retention rate for this cohort was 98%, up from 96% in FY26 Q2. The improvement in net retention came from both components of the metric: we kept more of the revenue we started the year with, and expansion within the base widened. Combined with new customer additions, net ARR grew $6.6 million in the ≥$50K cohort over the past twelve months. The sub-$50K cohort saw net churn of $10.1 million, consistent with our deliberate shift to focus on our enterprise customers.

GoShine, Action Center, and Earned Visibility
In June, we acquired GoShine, a brand visibility platform built for the AI search era. GoShine finds what blocks a brand from appearing in AI-generated answers, then produces optimized content designed to win the questions that matter to that brand, and measures visibility over time so customers can see that it is working. Scout gives brands competitive intelligence at the level of individual locations, and the integration of GoShine - now Brand Scout - adds the brand-level view. The combination completes the visibility portfolio we have been assembling for AI search. GoShine is integrated into our platform, and we plan to pilot it with a small number of enterprise customers before making it broadly available later this year. We do not expect the financial contribution from GoShine acquired revenue to be material to our consolidated results this fiscal year.

We also launched Action Center. Intelligence that identifies a visibility gap is worth little until a marketing action closes the gap. Action Center takes the recommendations produced by Scout (now across Brand AND Hyper-local competitive intelligence) and executes them across Listings, Reviews, Pages, and Social, increasingly through agents. As described in our last letter, Scout gives customers programmatic access to our localized competitive intelligence dataset, structured for agentic consumption. Customers can run all of this workflow through our interfaces, or they can plug the same capabilities into agents they build themselves through MCP.

Our platform is rapidly evolving into a harness for Agentic Marketing. Yext Scout is the intelligence layer, gathering local and brand level granular competitive intelligence. Taking this intelligence, Scout also acts as the orchestration agent across Listings, Reviews, Social, Content generation and distribution and customer communication. The agents scale with demand, and the Action Center organizes the output. The platform continues to learn and do more of the work on its own. That is the direction of the product roadmap, and it is also the direction of the market. As discovery fragments across answer engines and conversational interfaces, the brands that win will be the ones whose data is accurate everywhere and whose response to a competitive gap is the most timely and data-driven. The bottom line is brands need best-in-class competitive intelligence that is connected to the AI action layer, and our platform is rapidly evolving into that solution.

We have written before about zero-click search, where the consumer gets what they need from the answer without visiting a website. A growing share of searches now end this way, breaking a playbook brands have run for twenty years, in which organic visibility came from optimizing pages to rank on a list of links. The engines now compose a single answer in place of that list, and they build it from whatever data and content they trust, which is why a brand's pages can rank well while the answer recommends a competitor.

The AI recommendation has to be earned. It takes accurate structured data everywhere the engines look and content worth quoting, and because answers change constantly, a brand has to know what they say about it before a competitor takes its place. This complex challenge is what we built our platform for, from the Knowledge Graph that gives the engines data they can trust to the agents in Action Center that close the gaps Scout finds. Every brand that built its visibility on the ranked list now needs to embrace this new norm, this new way customers behave, and the need grows each time a search ends without a click.

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From Architecture to Shipping Product
In June, we described the enterprise market splitting into two camps: companies that want to build their own agents on clean, programmatic data and companies that want finished agents ready to deploy, and we said we would serve both. What changed this quarter is how much of that architecture became product. GoShine fills the brand-level position we committed to building, and Action Center supplies the execution layer we had described as the destination. The MCP interfaces that connect Scout, Knowledge Graph, and Yext's Action agents to customer agents are in customers’ hands today.

New entrants keep arriving in AI visibility, and most of them stop at the diagnosis. Acting on a visibility gap takes an execution layer, and acting on it across thousands of locations or a global Brand takes infrastructure that can’t be built overnight. What we have built over the course of fifteen years is not easy to replicate.

Much has been said about the threat to enterprise software from AI native startups. It is true, that building an interface is easier than it has ever been. However, what we are seeing is that the core business context engine (Knowledge Graph) and the decades of enterprise class infrastructure, execution agents, compliance, proprietary data, and expertise cannot be easily replicated. The advantage is shifting to companies like Yext. We have all the same AI tools at our disposal, along with the scaled and tested infrastructure, client trust and scaled distribution to make agentic marketing successful.

One thing is clear, AI has lowered the bar for building UI that works for specific clients needs. This is a shift, and a very important one. With a complete set of APIs and MCPs, we can now produce different versions of UI for the core utilities and agents we have built. As we have been discussing for the last year, our SMB cohort reflects what happens when we distribute an enterprise UI to SMB customers. We made the decision last year to focus the majority of our energy on our enterprise customers. This has accelerated churn in SMB customers using a mis-matched enterprise product UI. Now that our core platform is fully headless, we are prepared to unveil one of the focused experiments we have been working on to better serve our SMB customers - particularly the single operator, very small business cohort. We recently publicly released a working prototype of Corvo AI. This is a complete re-imagination of the UI for our core Competitive intelligence, AI Visibility, Listings, Reviews and ultimately the entire portfolio of our marketing agents - in a conversational platform that the busy business owner will be able to access through a mobile first experience and increasingly via SMS - allowing action through natural language. This experiment is now publicly available at www.askcorvo.com. We look forward to updating our view on this opportunity in future communications.

Customer Success
We saw good traction with enterprise customers in our healthcare and financial services verticals last quarter. One of the large financial institutions we serve expanded its relationship with us again. The firm has been a customer since 2012 and is one of our largest. This quarter it renewed for another two years, added our Pages product to the Listings and Reviews products it already runs, and separately renewed the Hearsay products its advisors use to engage clients. We are seeing our land and expand motion resonate with more customers as the investments we have made to extend the functionality of our platform and better integrate its components make it easier for customers to build more of their operations on it.
While land-and-expand remains a core growth driver, our expanded platform capability is increasingly enabling us to win full-scale commitments right from the start. For example, during the quarter, a middle-market customer purchased our complete platform, including services, on Day 1. This precedent-setting agreement was the first mid-market deal to combine all of our products into a single AI platform, and it shows how our product enhancements are creating a compelling platform, driving larger initial entry points across our pipeline.

We saw the same dynamics elsewhere in the quarter. One of the nation's leading academic medical centers, an existing customer, put its digital presence business through a formal RFP and awarded it to us, expanding its relationship across Listings and Reviews throughout its health system. A national insurance distributor returned to us this quarter as a boomerang customer, signing on for our Listings and Reviews products after our Scout scans made it clear how much control over the brand's presence had been lost, from location data that could not be kept

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accurate across major platforms to duplicate listings that no one could fix. And the national advertising fund of one of the world's largest restaurant brands expanded with us again, purchasing additional licenses and adding a managed review response program for its stores.

Consolidation remains an effective sales motion for us. Customers tell us they want fewer vendors, a single, accountable platform. We believe we are uniquely capable of meeting this requirement. These types of deals create an outsized financial benefit due to the significantly improved retention we experience when a customer adds a new product. We expect continued success in vendor consolidation deals to be a key driver of our growth over the next several years because of our expanded and compelling platform capabilities.

Our Efficiency Journey
Over the past several years, we have been on a journey to achieve best-in-class operating efficiency. To illustrate the progress we have made, we compared our results for the first half of fiscal year 2027 to our results for the first half of fiscal year 2026. In the first half of FY27, we generated 25% more bookings with 24% fewer quota-carrying (QC) sales reps than we did in the first half of FY26, a 66% increase in bookings per QC sales rep. Moreover, the quality of bookings last quarter was significantly better, with a higher proportion of bookings from the ≥$50K cohort, providing structurally higher retention and customer lifetime value per dollar of bookings relative to the existing SMB cohort.

Last quarter, we said Adjusted EBITDA margin would build towards 30% through the balance of the year, and in the second quarter, we reported a 31% Adjusted EBITDA margin. We are delivering ahead of schedule as we continue to drive efficiencies across sales and marketing, R&D, and overhead - even as we accelerate our product development and return to growth in our customers with ARR ≥$50K.

Value Creation and Capital Allocation
Last quarter, we laid out a three-part capital allocation framework designed to enhance shareholder value by reducing dilution from equity compensation, reducing the share count, and growing free cash flow. This quarter we made measurable progress across all three fronts. Stock-based compensation was $10.0 million, down 23% from a year ago. We repurchased approximately 1.8 million shares, roughly 2% of shares outstanding, at an average price of $4.78, and we ended July with 99.3 million shares outstanding. Since the beginning of fiscal 2023, we have repurchased 55.1 million shares and reduced our outstanding share count by about 24%. We have also grown free cash flow from $11.7 million in fiscal 2023 to $53.3 million in fiscal 2026. Keep in mind that our free cash flow in FY26 included the impact of incentive payments related to the Hearsay acquisition of approximately $20 million. Excluding the one-time Hearsay incentive payments, pro forma fiscal 2026 free cash flow was $73.2 million. We expect further growth in free cash flow and are targeting annualized free cash flow per share of at least $1 over the medium term.

We explained in the June letter why we measure dilution in net new shares issued rather than by stock-based compensation expense alone, and this year we built that principle directly into our equity program. We eliminated the evergreen provision from our equity plan, so shares can no longer be added to the pool automatically, with any future increase requiring shareholder approval. Roughly two-thirds of the long-term retention grants made this spring vest only if our stock reaches prices between $9 and $20 per share. The details are in our proxy statement, and I'd encourage reviewing them to see how our incentives are aligned with our fellow shareholders.

A quick aside on cash flow. Cash generation in our business is seasonal as most of our contracts bill annually, with collections concentrated in the fourth and first fiscal quarters, and the second and third quarters running at the low-water mark. Free cash flow was $7.7 million this quarter, compared to $37.0 million in the first quarter, consistent with typical seasonality. For the twelve months ended July 31, 2026, free cash flow was $53.0 million, and we expect a meaningful step-up in trailing twelve month free cash flow beginning in the third quarter as we fully lap the approximate $20 million of Hearsay retention payments made in FY26. We ended the second quarter with $86.8 million in cash and cash equivalents, another $13.5 million of restricted cash, and $147.7 million of debt associated with our credit facility, for net debt of $60.9 million, or about 0.5 times trailing twelve month Adjusted EBITDA.

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Given our strong free cash flow profile, we have the financial flexibility to pursue accretive capital allocation opportunities moving forward.

Two Additions to Our Board
We added two new board members this quarter. Daniel Englander, founder and Managing Partner of the investment firm Ursula Capital Partners, joined at our annual meeting in June and chairs our compensation committee. He serves on several other public company boards, including Copart and America’s Car-Mart. Cynthia Paul joined in July. She founded Lynrock Lake LP, an investment management firm, in 2018 after fifteen years as a portfolio manager at Soros Fund Management, and she served on the boards of other publicly traded technology companies including ON24, Allot, and DSP Group. Both of our new board members have spent their careers as investors, which fits the way we think about running this company.

Looking Forward
Discovery continues to fragment across answer engines, agents, and conversational interfaces. The brands that win will pair accurate, structured data about themselves and their competitive context with the ability to act on it in near real time. AI is advancing quickly and it is clear that the future of Marketing is Agentic - both in how we execute marketing AND in the nature of the marketing surfaces brands will need to influence to remain competitive. Yext is evolving to meet that moment, and the future is very bright.

Thank you to our shareholders for your investment in Yext, and to the global Yext team for the discipline and conviction you bring to work every day.

Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.2
Second Quarter Fiscal 2027 Results
Revenue of $111.1 million, compared to $113.1 million reported in the second quarter fiscal 2026, a 2% decrease on an as-reported basis and constant currency basis.
Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $83.8 million, a decrease of 1%, compared to $85.0 million reported in the second quarter fiscal 2026. Gross margin of 75.5%, compared to 75.2% in the second quarter fiscal 2026.
•Non-GAAP Gross profit was $86.7 million, a decrease of 2%, compared to $88.3 million in the second quarter fiscal 2026. Non-GAAP gross margin of 78.0%, compared to 78.1% in the second quarter fiscal 2026.
Net Income and Non-GAAP Net Income:
•Net income of $13.1 million, compared to $26.8 million in the second quarter fiscal 2026.
•Non-GAAP net income of $21.2 million, compared to $16.3 million in the second quarter fiscal 2026.
Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $66.3 million, or 60% of revenue, compared to $55.4 million, or 49% of revenue reported in the second quarter fiscal 2026. Sales and marketing costs were 24% of revenue compared to 28% of revenue reported in the second quarter fiscal 2026.
•Non-GAAP Operating expenses were $54.8 million, or 49% of revenue, compared to $64.7 million, or 57% of revenue reported in the second quarter fiscal 2026. Sales and marketing costs were 20% of revenue compared to 26% of revenue reported in the second quarter fiscal 2026.
Net Income Per Share ("EPS") and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•EPS attributable to common stockholders, basic and diluted, was $0.13 based on 100.1 million weighted average basic shares outstanding and 103.1 million weighted average diluted shares outstanding, respectively. This compares to EPS, basic, of $0.22 based on 122.9 million weighted average basic shares outstanding and EPS, diluted, of $0.03 based on 130.8 million weighted average diluted shares outstanding, in the second quarter fiscal 2026.
•Non-GAAP EPS attributable to common stockholders, basic and diluted, was $0.21 based on 100.1 million weighted average basic shares outstanding and 103.1 million weighted average diluted shares outstanding, respectively. This compares to Non-GAAP EPS, basic, of $0.13 based on 122.9 million weighted average basic shares outstanding and Non-GAAP EPS, diluted, of $0.12 based on 130.8 million weighted average diluted shares outstanding, in the second quarter fiscal 2026.
Adjusted EBITDA of $34.0 million, compared to $26.4 million in the second quarter fiscal 2026.
Annual Recurring Revenue ("ARR") was $440.8 million as of July 31, 2026, compared to $444.4 million as of July 31, 2025. As of July 31, 2026, ARR included an approximate $0.6 million positive impact from foreign currency exchange rates, on a constant currency basis.
•Customers with $50,000 or more of ARR represented $405.9 million or 92% of total ARR, compared to $399.3 million or 90% of total ARR as of July 31, 2025.
•Customers with less than $50,000 of ARR, represented $34.9 million or 8% of total ARR, compared to $45.0 million or 10% of total ARR as of July 31, 2025.
Dollar-Based Net Retention Rate ("NRR") was 96% for total customers. NRR for customers with $50,000 or more of ARR was 98%, and NRR for customers with less than $50,000 of ARR was 79%.

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Remaining Performance Obligations ("RPO") were $488.4 million as of July 31, 2026. RPO expected to be recognized over the next 24 months of $439.6 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash, cash equivalents and restricted cash were $100.4 million as of July 31, 2026, compared to $209.5 million as of July 31, 2025.
Unearned revenue, current was $179.6 million as of July 31, 2026, compared to $185.6 million as of July 31, 2025.
Share Repurchases: Repurchased 1.8 million shares through our share repurchase program at an average price of $4.78 per share for a total of $8.7 million, excluding fees. As of July 31, 2026, approximately $106.2 million remained available for future purchases under our existing share repurchase program.

Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this release.
About Yext
Yext is the enterprise agentic marketing platform. Built on the world's most comprehensive structured data platform for local businesses, Yext gives brands and their partners the visibility intelligence to win every moment of discovery — across AI and traditional search. Yext's API-first architecture connects structured data to APIs, MCP servers, and generative interfaces, so partners and developers can build purpose-built experiences on the same infrastructure powering Yext's own products. Thousands of brands and digital marketing partners in financial services, healthcare, retail, hospitality, and food rely on Yext to manage, measure, and optimize visibility at scale. For more information, visit yext.com.

Statement Regarding Forward-Looking Statements
This shareholder letter and the related release includes "forward-looking statements" including, without limitation, statements regarding Yext's expectations, beliefs, intentions, or strategies regarding the future, Yext's expectations regarding its capital allocation strategy,Yext's expected financial performance, and statements regarding expectations regarding the growth of the company, Yext's market opportunity, product roadmap, cost saving and efficiency actions, and Yext's industry, including search fragmentation and AI trends. You can identify forward-looking statements by the use of terminology such as "believe", "expect", "will", "should", "could", "estimate", "anticipate" or similar forward-looking terms. These statements are based upon current beliefs and are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. The following factors, among others, could cause or contribute to such differences: Yext's ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; Yext's ability to successfully expand and compete in new geographies and industry verticals; the quality of Yext's sales pipeline and ability to convert leads; Yext's ability to expand its service and application provider network; Yext's ability to develop or acquire new product and platform offerings to expand its market opportunity; Yext's approach to managing dilution, stock-based compensation, and free cash flow; Yext's ability to release new products and updates that are adopted by its customers; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; and the accuracy of the assumptions and estimates underlying Yext's financial projections. Moreover, Yext operates in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for Yext to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. Yext cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to Yext, or persons acting on Yext's behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in Yext's SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in Yext's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the

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SEC's website at https://www.sec.gov. All forward-looking statements are based on information available to Yext on the date hereof, and Yext assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expense, acquisition-related costs, amortization of acquired intangibles, asset impairments, strategic transaction costs, and payroll tax contingencies. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Asset impairments include charges associated with subleasing floors of our corporate offices and capitalized implementation costs of cloud computing arrangements. Strategic transaction costs relate to third-party costs incurred in connection with Michael Walrath’s, Yext’s Chief Executive Officer and Chairman on the Board of Directors, non-binding proposal to acquire all outstanding shares. Payroll tax contingencies are related to a state payroll withholding tax audit that are not expected to recur. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income (loss) per share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of shares using the treasury stock method or the if-converted method depending on the arrangement.
We utilize a projected tax rate of 25.5% in our computation of the non-GAAP income tax provision for fiscal 2027. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense, acquisition-related costs, amortization of acquired intangibles, asset impairments, strategic transaction costs, and payroll tax contingencies. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of the aforementioned items, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) (provision for) benefit from income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, (6) acquisition-related costs, (7) asset impairments, (8) strategic

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transaction costs, and (9) payroll tax contingencies. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We also present free cash flow, which is a non-GAAP measure defined as net cash provided by (used in) operating activities, less cash used for purchases of capital expenditures, inclusive of capitalized software development costs. Free cash flow margin is calculated as free cash flow divided by total revenue. We believe this is meaningful to investors because it is a measure of liquidity that provides useful information in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. In addition, we discuss free cash flow per share which is defined as free cash flow divided by shares outstanding as of the end date of the applicable period.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation, certain acquisition-related costs, asset impairments, strategic transaction costs, and payroll tax contingencies. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
Operating Metrics
This release also includes certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. We calculate usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month. Contracts include portions of professional services contracts that are recurring in nature.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provide insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations.

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Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based net retention rate until one year from the date on which the transaction closed. The cohorts of customers that we present dollar-based net retention rate for include customers with ARR of less than $50,000, customers with ARR of $50,000 or more, and total customers. The cohort designation is based on the designation as of the 12 months prior to the end of the current period and does not reflect changes in cohort designation that may occur through the current period.
We also present dollar-based gross retention rate, which is a metric we use to assess our ability to retain our customers. We calculate dollar-based gross retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer contraction and churn, and excludes customer expansion. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based gross retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based gross retention rate until one year from the date on which the transaction closed. The cohort of customers that we present dollar-based gross retention rate for include customers with ARR of less than $50,000, customers with ARR of $50,000 or more, and total customers. The cohort designation is based on the designation as of the 12 months prior to the end of the current period and does not reflect changes in cohort designation that may occur through the current period.
We also discuss net debt to trailing twelve months ("TTM") Adjusted EBITDA ratio which is calculated by subtracting cash and cash equivalents from total debt, divided by TTM Adjusted EBITDA.
For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.2
YEXT, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	July 31, 2026	January 31, 2026
Assets
Current assets:
Cash and cash equivalents	$86,828	$154,123
Restricted cash, current	—	1,500
Accounts receivable, net of allowances of $2,159 and $2,345, respectively	68,797	120,637
Prepaid expenses and other current assets	26,071	21,253
Costs to obtain revenue contracts, current	16,917	20,291
Total current assets	198,613	317,804
Property and equipment, net	25,992	30,088
Operating lease right-of-use assets	43,987	50,908
Restricted cash, non-current	13,541	13,551
Costs to obtain revenue contracts, non-current	9,343	10,663
Goodwill	111,235	110,801
Intangible assets, net	77,647	85,133
Other long term assets	3,589	2,828
Total assets	$483,947	$621,776
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$34,614	$52,528
Unearned revenue, current	179,594	217,465
Operating lease liabilities, current	18,950	18,590
Contingent consideration, current	6,800	8,200
Total current liabilities	239,958	296,783
Operating lease liabilities, non-current	55,020	61,915
Long term debt, net	147,704	97,959
Other long term liabilities	5,603	5,698
Total liabilities	448,285	462,355
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at July 31, 2026 and January 31, 2026; zero shares issued and outstanding at July 31, 2026 and January 31, 2026	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at July 31, 2026 and January 31, 2026; 136,537,014 and 158,368,658 shares issued at July 31, 2026 and January 31, 2026, respectively; 99,283,687 and 122,933,027 shares outstanding at July 31, 2026 and January 31, 2026, respectively	137	158
Additional paid-in capital	898,016	1,027,900
Accumulated other comprehensive loss	(2,385)	(1,569)
Accumulated deficit	(653,475)	(669,249)
Treasury stock, at cost	(206,631)	(197,819)
Total stockholders’ equity	35,662	159,421
Total liabilities and stockholders’ equity	$483,947	$621,776

EXHIBIT 99.2
YEXT, INC.
Consolidated Statements of Operations and Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2026	2025	2026	2025
Revenue	$111,103	$113,094	$219,019	$222,577
Cost of revenue	27,267	28,060	56,462	55,165
Gross profit	83,836	85,034	162,557	167,412
Operating expenses:
Sales and marketing	26,309	32,069	55,706	68,278
Research and development	19,373	23,352	40,854	45,248
General and administrative	20,592	(61)	42,854	23,094
Total operating expenses	66,274	55,360	139,414	136,620
Income from operations	17,562	29,674	23,143	30,792
Interest income	437	1,179	1,180	1,811
Interest expense	(3,565)	(2,277)	(6,667)	(2,919)
Other expense, net	(230)	(45)	(395)	(400)
Income from operations before income taxes	14,204	28,531	17,261	29,284
Provision for income taxes	(1,055)	(1,780)	(1,487)	(1,763)
Net income	$13,149	$26,751	$15,774	$27,521

Net income per share attributable to common stockholders, basic	$0.13	$0.22	$0.15	$0.22
Net income per share attributable to common stockholders, diluted	$0.13	$0.03	$0.15	$0.05
Weighted-average number of shares used in computing net income per share attributable to common stockholders, basic	100,094,307	122,854,629	105,813,505	124,229,932
Weighted-average number of shares used in computing net income per share attributable to common stockholders, diluted	103,110,326	130,800,808	107,165,224	131,013,284

Other comprehensive (loss) income:
Foreign currency translation adjustment	$(374)	$21	$(825)	$3,304
Unrealized (loss) gain on marketable securities, net	—	(9)	9	(9)
Total comprehensive income	$12,775	$26,763	$14,958	$30,816

EXHIBIT 99.2
YEXT, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended July 31,
	2026	2025
Operating activities:
Net income	$15,774	$27,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,420	13,643
Impairment of long-lived assets	4,689	—
Bad debt expense	1,163	953
Stock-based compensation expense	19,995	25,621
Amortization of operating lease right-of-use assets	4,546	4,683
Adjustments to contingent consideration	10	(21,600)
Other, net	426	664
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions:
Accounts receivable	50,202	47,282
Prepaid expenses and other current assets	(5,139)	(2,017)
Costs to obtain revenue contracts	4,531	7,004
Other long term assets	(807)	6,847
Accounts payable, accrued expenses and other current liabilities	(17,712)	65
Unearned revenue	(37,260)	(46,452)
Operating lease liabilities	(7,380)	(7,022)
Other long term liabilities	(81)	(11,060)
Net cash provided by operating activities	45,377	46,132
Investing activities:
Capital expenditures	(688)	(1,135)
Cash paid in acquisitions, net of cash acquired	(1,068)	(18,801)
Net cash used in investing activities	(1,756)	(19,936)
Financing activities:
Proceeds from exercise of stock options	—	439
Proceeds from debt issuance	49,500	99,000
Repurchase of common stock	(150,906)	(45,380)
Payments for taxes related to net share settlement of stock-based compensation awards	(7,805)	(14,002)
Payments of deferred financing costs	(298)	(877)
Deferred acquisition payments	(2,905)	—
Proceeds, net from employee stock purchase plan withholdings	1,118	1,568
Net cash (used in) provided by financing activities	(111,296)	40,748
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,130)	3,940
Net (decrease) increase in cash, cash equivalents and restricted cash	(68,805)	70,884
Cash, cash equivalents and restricted cash at beginning of period	169,174	138,654
Cash, cash equivalents and restricted cash at end of period	$100,369	$209,538
Supplemental reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets:

	Six months ended July 31,
(in thousands)	2026	2025
Cash and cash equivalents	$86,828	$178,761
Restricted cash, current and non-current	13,541	30,777
Total cash, cash equivalents and restricted cash	$100,369	$209,538

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2026	2025	2026	2025
GAAP net income to Adjusted EBITDA:
GAAP net income	$13,149	$26,751	$15,774	$27,521
Interest expense, net	3,128	1,098	5,487	1,108
Provision for income taxes	1,055	1,780	1,487	1,763
Depreciation and amortization	6,210	6,788	12,420	13,643
Other expense, net	230	45	395	400
Stock-based compensation expense	9,961	12,962	19,995	25,621
Acquisition-related costs	332	(23,055)	752	(19,007)
Asset impairments	—	—	4,689	—
Strategic transaction costs	(48)	—	53	—
Payroll tax contingencies	—	—	(98)	—
Adjusted EBITDA	$34,017	$26,369	$60,954	$51,049

GAAP net income as a percentage of revenue	11.8%	23.7%	7.2%	12.4%
Adjusted EBITDA margin	30.6%	23.3%	27.8%	22.9%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2026	2025	2026	2025
Cost of revenue
GAAP cost of revenue	$27,267	$28,060	$56,462	$55,165
Less: Stock-based compensation expense	(488)	(729)	(966)	(1,400)
Less: Acquisition-related costs	(3)	(194)	(21)	(720)
Less: Amortization of acquired intangibles	(2,368)	(2,347)	(4,714)	(4,793)
Less: Asset impairments	—	—	(1,453)	—
Non-GAAP cost of revenue	$24,408	$24,790	$49,308	$48,252
GAAP cost of revenue as a % of revenue	25%	25%	26%	25%
Non-GAAP cost of revenue as a % of revenue	22%	22%	23%	22%

Sales and marketing
GAAP sales and marketing	$26,309	$32,069	$55,706	$68,278
Less: Stock-based compensation expense	(1,841)	(704)	(3,482)	(3,115)
(Less) Plus: Acquisition-related costs	(17)	280	(105)	(216)
Less: Amortization of acquired intangibles	(1,695)	(1,686)	(3,382)	(3,381)
Less: Asset impairments	—	—	(1,108)	—
Non-GAAP sales and marketing	$22,756	$29,959	$47,629	$61,566
GAAP sales and marketing as a % of revenue	24%	28%	25%	31%
Non-GAAP sales and marketing as a % of revenue	20%	26%	22%	28%

Research and development
GAAP research and development	$19,373	$23,352	$40,854	$45,248
Less: Stock-based compensation expense	(2,952)	(3,818)	(6,312)	(6,952)
Less: Acquisition-related costs	(23)	(385)	(80)	(1,074)
Less: Asset impairments	—	—	(1,042)	—
Non-GAAP research and development	$16,398	$19,149	$33,420	$37,222
GAAP research and development as a % of revenue	17%	21%	19%	20%
Non-GAAP research and development as a % of revenue	15%	17%	15%	17%

General and administrative
GAAP general and administrative	$20,592	$(61)	$42,854	$23,094
Less: Stock-based compensation expense	(4,680)	(7,711)	(9,235)	(14,154)
(Less) Plus: Acquisition-related costs	(289)	23,354	(547)	21,018
Less: Asset impairments	—	—	(1,086)	—
Plus (Less): Strategic transaction costs	48	—	(53)	—
Plus: Payroll tax contingencies	—	—	98	—
Non-GAAP general and administrative	$15,671	$15,582	$32,031	$29,958
GAAP general and administrative as a % of revenue	19%	—%	20%	10%
Non-GAAP general and administrative as a % of revenue	14%	14%	15%	13%
Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2026	2025	2026	2025
Gross profit
GAAP gross profit	$83,836	$85,034	$162,557	$167,412
Plus: Stock-based compensation expense	488	729	966	1,400
Plus: Acquisition-related costs	3	194	21	720
Plus: Amortization of acquired intangibles	2,368	2,347	4,714	4,793
Plus: Asset impairments	—	—	1,453	—
Non-GAAP gross profit	$86,695	$88,304	$169,711	$174,325
GAAP gross margin	75.5%	75.2%	74.2%	75.2%
Non-GAAP gross margin	78.0%	78.1%	77.5%	78.3%

Operating expenses
GAAP operating expenses	$66,274	$55,360	$139,414	$136,620
Less: Stock-based compensation expense	(9,473)	(12,233)	(19,029)	(24,221)
(Less) Plus: Acquisition-related costs	(329)	23,249	(732)	19,728
Less: Amortization of acquired intangibles	(1,695)	(1,686)	(3,382)	(3,381)
Less: Asset impairments	—	—	(3,236)	—
Plus (Less): Strategic transaction costs	48	—	(53)	—
Plus: Payroll tax contingencies	—	—	98	—
Non-GAAP operating expenses	$54,825	$64,690	$113,080	$128,746
GAAP operating expenses as a percentage of revenue	60%	49%	64%	61%
Non-GAAP operating expenses as a percentage of revenue	49%	57%	52%	58%

Income from operations
GAAP income from operations	$17,562	$29,674	$23,143	$30,792
Plus: Stock-based compensation expense	9,961	12,962	19,995	25,621
Plus (Less): Acquisition-related costs	332	(23,055)	752	(19,007)
Plus: Amortization of acquired intangibles	4,064	4,033	8,096	8,174
Plus: Asset impairments	—	—	4,689	—
(Less) Plus: Strategic transaction costs	(48)	—	53	—
Less: Payroll tax contingencies	—	—	(98)	—
Non-GAAP income from operations	$31,871	$23,614	$56,630	$45,580
GAAP operating margin	16%	26%	11%	14%
Non-GAAP operating margin	29%	21%	26%	20%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2026	2025	2026	2025
GAAP net income	$13,149	$26,751	$15,774	$27,521
Plus: Stock-based compensation expense	9,961	12,962	19,995	25,621
Plus (Less): Acquisition-related costs	332	(23,055)	752	(19,007)
Plus: Amortization of acquired intangibles	4,064	4,033	8,096	8,174
Less: Tax adjustment(1)	(6,218)	(4,382)	(11,455)	(9,475)
Plus: Asset impairments	—	—	4,689	—
(Less) Plus: Strategic transaction costs	(48)	—	53	—
Less: Payroll tax contingencies	—	—	(98)	—
Non-GAAP net income	$21,240	$16,309	$37,806	$32,834
GAAP net income as a percentage of revenue	11.8%	23.7%	7.2%	12.4%
Non-GAAP net income as a percentage of revenue	19.1%	14.4%	17.3%	14.8%

GAAP net income per share attributable to common stockholders, basic	$0.13	$0.22	$0.15	$0.22
Non-GAAP net income per share attributable to common stockholders, basic	$0.21	$0.13	$0.36	$0.26

GAAP net income per share attributable to common stockholders, diluted	$0.13	$0.03	$0.15	$0.05
Non-GAAP net income per share attributable to common stockholders, diluted	$0.21	$0.12	$0.35	$0.25

Weighted-average number of shares used in computing GAAP net income per share attributable to common stockholders
Basic	100,094,307	122,854,629	105,813,505	124,229,932
Diluted	103,110,326	130,800,808	107,165,224	131,013,284
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	100,094,307	122,854,629	105,813,505	124,229,932
Diluted	103,110,326	130,800,808	108,606,382	132,104,280

(1)     For fiscal year 2027 we utilize a projected tax rate of 25.5% in our computation of the non-GAAP income tax provision.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,
Constant Currency Revenue	2026	2025	Growth Rates
Revenue (GAAP)	$111,103	$113,094	(2%)
Effects of foreign currency rate fluctuations	172
Revenue on a constant currency basis (Non-GAAP)	$111,275		(2%)

	Six months ended July 31,
	2026	2025	Growth Rates
Revenue (GAAP)	$219,019	$222,577	(2%)
Effects of foreign currency rate fluctuations	(458)
Revenue on a constant currency basis (Non-GAAP)	$218,561		(2%)

	Three months ended July 31,		Six months ended July 31,
Free Cash Flow	2026	2025	2026	2025
Net cash provided by operating activities	$7,947	$8,407	$45,377	$46,132
Less: Capital expenditures inclusive of capitalized software development costs	(259)	(573)	(688)	(1,135)
Free cash flow	$7,688	$7,834	$44,689	$44,997
Operating cash flow margin	7%	7%	21%	21%
Free cash flow margin	7%	7%	20%	20%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)

The following tables provide our ARR for the periods presented:

	July 31,		Variance
Annual Recurring Revenue	2026	2025	Dollars	Percent
Customers with less than $50,000	$34,935	$45,038	$(10,103)	(22%)
Customers with $50,000 or more	405,880	399,324	6,556	2%
Total ARR	$440,815	$444,362	$(3,547)	(1%)

	Jul. 31, 2026	Apr. 30, 2026	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025
Annual Recurring Revenue Trend
Customers with less than $50,000	$34,935	$37,690	$40,622	$43,212	$45,038
Customers with $50,000 or more	405,880	403,111	403,633	401,148	399,324
Total ARR	$440,815	$440,801	$444,255	$444,360	$444,362

The following table provides our dollar-based net retention rate for the periods presented:

	Jul. 31, 2026	Apr. 30, 2026	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025
Dollar-Based Net Retention Rate
Customers with less than $50,000	79%	86%	86%	87%	91%
Customers with $50,000 or more	98%	97%	99%	98%	96%
Total Customers	96%	95%	97%	96%	95%

The following table provides our dollar-based gross retention rate for the periods presented:

	Jul. 31, 2026	Apr. 30, 2026	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025
Dollar-Based Gross Retention Rate
Customers with less than $50,000	69%	71%	71%	77%	78%
Customers with $50,000 or more	90%	89%	89%	90%	89%
Total Customers	88%	88%	88%	88%	88%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
2Q FY27 Earnings Q&A Summary

Financial Performance

Q1: Total revenue declined by 2% year over year again in Q2. Given your previously stated transition away from short-term quarterly narratives, how should investors interpret this continued top-line contraction alongside your expanding margins?
A1: The year-over-year revenue decline remains an intentional result of the shift away from smaller, less complex customers toward scaled partnerships with sophisticated enterprise organizations. The evidence for making this shift continued to build in the second quarter: ARR from customers with ARR of ≥$50K grew 2% year over year to $405.9 million, accelerating from approximately 1% growth in Q1, and now represents 92% of total ARR, while the decline in sub-$50K ARR was consistent with the plan we have previously laid out. As the enterprise cohort continues to become a larger percentage of total ARR, and with net retention in that cohort improving to 98%, we are reaching the point where the impact of compounding will start to become meaningful, and we expect it to naturally drive a positive inflection in top-line growth. On profitability, in June we said Adjusted EBITDA margin would build towards 30% through the balance of the year and that GAAP net income margins would run 10% to 15% in each remaining quarter. In the second quarter we delivered a 31% Adjusted EBITDA margin, ahead of schedule, and GAAP net income margin of 12%, within the expected range.

Q2: Gross margin improved year over year in Q2 despite the incremental infrastructure costs tied to AI innovation. Is that sustainable, and how should we think about gross margin over the balance of FY27?
A2: Yes, we believe our gross margin profile is sustainable. Q2 GAAP gross margin improved to 75.5% from 75.2% a year ago, and Q2 Non-GAAP gross margin of 78.0% was roughly flat with 78.1% in the prior-year quarter. We have continued to absorb incremental infrastructure costs tied directly to AI innovation with Non-GAAP cost of revenue remaining consistent on a dollar basis. We continue to believe that over the long-term, Non-GAAP gross margins will be within our historical 75-80% target range. Quarter-to-quarter movement will continue to reflect the number of days in the quarter because while costs remain relatively consistent each quarter, revenue is directly tied to the number of days.

Q3: GAAP operating expenses were 60% of revenue in Q2, up from 49% in the year-ago quarter. What drove the increase, and does it change your efficiency trajectory?
A3: No, the comparison is distorted by one-time items rather than by any change in our cost structure. The year-ago quarter included a significant one-time benefit within G&A from acquisition-related adjustments to contingent consideration, which made the prior-year GAAP expense base unusually low. On a Non-GAAP basis, which excludes these items, operating expenses declined to $54.8 million, or 49% of revenue, from $64.7 million, or 57% of revenue, with sales and marketing falling to 20% of revenue from 26%. The underlying efficiency trajectory remains intact: we delivered a 31% Adjusted EBITDA margin in the quarter, ahead of the schedule we laid out in June, as we continue to find ways to be more efficient across sales and marketing, R&D, and overhead, without negatively impacting our product roadmap or our ability to grow revenues.

Q4: Free cash flow was $7.7 million in Q2, down from $37.0 million in Q1. What explains the sequential decline, and what is the outlook for cash generation?
A4: The sequential decline is seasonal, not structural. Cash generation in our business is seasonal because most of our contracts bill annually, with collections concentrated in the fourth and first fiscal quarters and the second and third quarters running at the low-water mark. Free cash flow of $7.7 million this quarter was consistent with typical seasonality. For the twelve months ended July 31, 2026, free cash flow was $53.0 million, and we expect a meaningful step-up in trailing twelve-month free cash flow beginning in the third quarter as we fully lap the approximate $20 million of Hearsay retention payments made in FY26. We ended July with $86.8 million in cash and cash equivalents, another $13.5 million of restricted cash, and $147.7 million of debt associated with our credit facility, for net debt of $60.9 million, or about 0.5 times trailing twelve-month Adjusted EBITDA. Our conservatively capitalized balance sheet leaves us with the financial flexibility to pursue accretive capital allocation opportunities moving forward.

Customer Mix Strategy

Q5: The sub-$50K ARR customer cohort declined 22% year over year. Is this cohort in permanent runoff, or is there a viable path to serving these customers profitably?
A5: The decline is a deliberate, managed result of redirecting our go-to-market resources toward larger, more durable enterprise relationships where our platform creates the most value. We no longer dedicate resources to mitigating churn within our current SMB customer base, and the $10.1 million of net churn in the sub-$50K cohort over the past twelve months reflects the exit of

EXHIBIT 99.2
customers who were a poor fit for our enterprise product. The ≥$50K cohort now represents 92% of total ARR, with gross retention improving to 90% and net retention of 98% at the end of Q2. That said, we are not abandoning smaller businesses. Advancements in AI are fundamentally changing the unit economics of serving this market, and we continue to experiment with new offerings with AI-enabled cost structures. We recently released a working prototype of Corvo AI, a re-imagination of the UI for our core competitive intelligence, Listings, Reviews, and ultimately our entire portfolio of marketing agents, delivered in a conversational platform that a busy business owner can access through a mobile first experience and increasingly via SMS - allowing action through natural language. If these initiatives are successful, they will provide a scalable approach to efficiently serve this cohort without distracting us from our enterprise focus.

Q6: Net Retention Rate (NRR) among the ≥$50K ARR customer cohort improved to 98%, up from 97% in Q1 and 96% a year ago. What drove the improvement, and is it sustainable?
A6: The improvement came from both components of the metric: we kept more of the revenue we started the year with, and expansion within the base widened. Gross retention for the ≥$50K cohort improved to 90% from 89% a year ago, showing stability in our core enterprise base. Combined with new customer additions, we experienced net ARR growth of $6.6 million in the cohort over the past twelve months. The recovery has been gradual but consistent, moving from sustained negative organic growth throughout fiscal 2026, to roughly 1% growth in Q1, to 2% growth this quarter, and we expect our FY27 Q3 results to reflect continued positive momentum. We are reaching the point where the impact of compounding will start to become meaningful.

Product Performance and M&A Expansion

Q7: How meaningful a contributor is Scout to your ARR and is it an upsell, cross-sell or primarily a retention tool to offset downselling?
A7: Scout is serving three critical roles: it is a powerful "land" tool for new enterprise customers who need immediate visibility into the fragmented discovery landscape, it is an expansion driver for our existing base, and it is helping us win back boomerang customers. During the quarter, a national insurance distributor became a new customer after our Scout scans showed its team where its listings data was breaking down under its incumbent vendor, which it replaced with our Listings and Reviews products. Currently, the majority of customers that license Scout are increasing their spend with us, either as new logos or as upsells and cross-sells within our existing customers. Scout now spans both Brand and Hyper-local competitive intelligence, and with the launch of Action Center, the recommendations Scout produces are executed across Listings, Reviews, Pages, and Social, increasingly through agents. As customers move beyond visibility and insight use-cases and begin to leverage these actionable elements in conjunction with the rest of the Yext platform, we believe they will recognize even greater utility. We continue to anticipate Scout being a meaningful ARR contributor in FY27.

Q8: What does the GoShine acquisition add to the platform, and when should we expect it to contribute financially?
A8: GoShine is a brand visibility platform built for the AI search era. It finds what blocks a brand from appearing in AI-generated answers and fixes it, produces optimized content designed to win the answers that matter, and measures visibility over time so customers can see that it is working. Scout gives brands competitive intelligence at the level of individual locations, and GoShine adds the brand-level view. The combination of Scout and GoShine completes the visibility portfolio we have been assembling for AI search. GoShine is integrated into our platform, and we plan to pilot it with a small number of enterprise customers before making it broadly available later this year. We do not expect the financial contribution from GoShine acquired revenue to be material to our consolidated results this fiscal year.

Q9: Given the number of new entrants to the AEO category, how do Scout, GoShine, and Action Center differentiate Yext from these other tools?
A9: Most new entrants stop at the diagnosis. While they can surface a visibility issue, they lack hyper-local diagnostic depth and a seamless, connected action layer to resolve the gaps they find. Building the infrastructure capable of acting on a gap across thousands of locations is not trivial. Our platform, which has been built over 15 years, connects competitive intelligence at both the brand level (GoShine) and the hyper-local level (Scout) directly to an execution layer (Action Center) that closes the gaps those products find across Listings, Reviews, Pages, and Social. The enterprise market is splitting into two camps, organizations that want to build their own agents on clean, programmatic data and those that want finished agents ready to deploy, and we serve both. In fact, the MCP interfaces that connect Scout, Knowledge Graph, and Yext's Action agents to customer agents are in customer's hands today. While AI has lowered the bar for building an interface, the core business context engine, enterprise-class infrastructure, execution agents, compliance, proprietary data, and expertise we have built over 15 years is a competitive advantage that cannot be easily replicated.

EXHIBIT 99.2

Capital Allocation and Value Creation Framework

Q10: You repurchased 1.8 million shares this quarter and approximately $106.2 million remains available under your existing repurchase authorization. How should we think about the pace of buybacks from here?
A10: We repurchased approximately 1.8 million shares during the quarter, roughly 2% of the shares outstanding, at an average price of $4.78, and ended July with 99.3 million shares outstanding. This was the first quarter that reflects the full effect of the tender offer we completed in the spring, through which we repurchased 24.3 million shares at $5.75 per share for a total of $140.0 million, excluding fees. Since the beginning of fiscal 2023, we have repurchased 55.1 million shares and reduced our outstanding share count by about 24%. With net debt of only about 0.5 times trailing twelve-month Adjusted EBITDA and a strong free cash flow profile, we have considerable financial flexibility to pursue accretive capital allocation opportunities.

Q11: You measure dilution by net new shares issued rather than by stock-based compensation expense alone. What concrete steps have you taken this year, and how should shareholders gauge your progress?
A11: It is worth noting that stock-based compensation expense of $10.0 million in the second quarter was down 23% from a year ago. Moving on to our core principle: corporate cash generation is only valuable if it actively protects shareholders from the eroding effects of dilution, so we evaluate dilution by the actual number of net new shares issued, and this year we built that principle directly into our equity program. We eliminated the evergreen provision from our equity plan, so shares can no longer be added to the pool automatically and any future increase requires shareholder approval. Roughly two-thirds of the long-term retention grants made this spring vest only if our stock reaches prices between $9 and $20 per share, which means meaningful dilution can only occur in scenarios where our shareholders have already experienced substantial equity appreciation. We encourage you to review the details in our proxy statement, to see how our incentives are aligned with shareholders.